                                                                     EXHIBIT 8.1

                        [DEWEY BALLANTINE LLP LETTERHEAD]



                                  June 28, 2006



To the Addressees Listed
  on Schedule I Attached Hereto

         Re:      Ford Credit Floorplan Master Owner Trust A,
                  Series 2006-4 Floating Rate Asset Backed Notes -- Tax Opinion

Ladies and Gentlemen:

         We have acted as special tax counsel to Ford Credit Floorplan Corporation, a Delaware corporation ("FCF Corp."), and Ford Credit Floorplan LLC, a Delaware limited liability company ("FCF LLC" and, together with FCF Corp., the "Transferors"), in connection with the issuance by Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust (the "Issuer"), of its Series 2006-4 Floating Rate Asset Backed Notes (the "Series 2006-4 Notes"). The Series 2006-4 Notes are being issued pursuant to the Indenture, dated as of August 1, 2001 (the "Indenture"), between JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as indenture trustee (the "Indenture Trustee"), and the Issuer, as supplemented by the Series 2006-4 Indenture Supplement, dated as of June 1, 2006 (the "Series 2006-4 Indenture Supplement"), between the Indenture Trustee and the Issuer. Capitalized terms not otherwise defined herein are used as defined in the Indenture and the Series 2006-4 Indenture Supplement.

         In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

         (a)      the Indenture;

         (b)      the Series 2006-4 Indenture Supplement;

         (c)      a specimen of the Series 2006-4 Notes;

         (d) the Amended and Restated Trust Agreement relating to the Issuer, dated as of August 1, 2001, among FCF Corp., FCF LLC, The Bank of New York, as owner trustee, and The Bank of New York (Delaware), as Delaware trustee;

         (e) the Second Amended and Restated Expense Allocation and Reconciliation Agreement, dated as of July 1, 2004, by and between FCF Corp. and FCF LLC; and

         (f) the Prospectus, dated as of June 2, 2006 (the "Prospectus") and the Prospectus Supplement, dated as of June 21, 2006 (the "Prospectus Supplement").

To the Addressees Listed
   on Schedule I Hereto
June 28, 2006
Page 2

         The documents listed in clauses (a) through (e) are collectively referred to as the "Transaction Documents".

         In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have assumed and have not verified the accuracy as to factual matters of the representations and warranties of the Issuer in the Transaction Documents. We have also reviewed such questions of law as we have considered necessary for purposes of the opinion expressed herein. We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto. We have assumed that the Issuer and each other party to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it. We have assumed that this transaction is not part of another transaction or another series of transactions that would require the Issuer, any investor, or other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Sections 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended.

         We have, for purposes of rendering the opinions, also relied on the representations of FCF Corp and FCF LLC set forth in the representation letters dated as of June 28, 2006, and attached hereto as Exhibits A and B. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents. Furthermore, our opinions are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

         Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

         1. Neither the execution and delivery of the Series 2006-4 Indenture Supplement nor the issuance of the Series 2006-4 Notes will (x) adversely affect the federal income tax characterization as debt of any outstanding Series or Class of Notes of the Issuer that were characterized as debt at the time of their issuance, (y) cause the Issuer to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes or
                  (z) cause or constitute an event in which gain or loss would be recognized by any Noteholder.

         2. The Issuer will not be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes and will be treated for U.S. federal income tax reporting purposes as a division of the transferors.

         3. The Series 2006-4 Notes will be characterized as debt for United States federal income tax purposes.

To the Addressees Listed
   on Schedule I Hereto
June 28, 2006
Page 3


         4. The statements contained in the Prospectus Supplement under the captions "Summary--Tax Status" and "Material Federal Income Tax Consequences" and in the Prospectus under the captions "Summary--Tax Status" and "Material Federal Income Tax Consequences," to the extent they constitute matters of federal law, provide a fair and accurate summary of such law.

         We do not express any opinion as to any laws other than the federal tax laws of the United States of America. The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published revenue rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Transaction Documents or the effect of such transactions.

         We are furnishing this opinion letter to you solely for your benefit in connection with the transactions contemplated by the Transaction Documents. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so. This opinion letter is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                              ---------------------

         Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.



                                             Very truly yours,

                                             /s/ Dewey Ballantine LLP

                                                    SCHEDULE I



Ford Motor Company                                    ABN AMRO Incorporated
One American Road                                     55 East 52nd Street
Dearborn, Michigan 48126                              New York, New York 10055

Ford Motor Credit Company                             Deutsche Bank Securities Inc.
One American Road                                     60 Wall Street, 19th Floor
Dearborn, Michigan 48126                              New York, New York  10005

Ford Credit Floorplan Corporation                     Lehman Brothers Inc.
One American Road                                     745 Seventh Avenue, 7th Floor
Dearborn, Michigan 48126                              New York, New York 10019

Ford Credit Floorplan LLC                             Bear, Stearns & Co. Inc.
One American Road                                     383 Madison Avenue
Dearborn, Michigan 48126                              New York, New York  10179

Ford Credit Floorplan Master Owner Trust A            BNP Paribas Securities Corp.
c/o The Bank of New York, as Owner Trustee            787 Seventh Avenue, 8th Floor
101 Barclay Street                                    New York, New York 10019
New York, New York 10286
                                                      Calyon Securities (USA) Inc.
Ford Credit Floorplan Master Owner Trust B            1301 Avenue of the Americas
c/o The Bank of New York, as Owner Trustee            New York, New York 10019
101 Barclay Street
New York, New York 10286                              Greenwich Capital Markets, Inc.
                                                      600 Steamboat Road
The Bank of New York, as Owner Trustee                Greenwich, Connecticut 06830
101 Barclay Street
New York, New York 10286                              Standard & Poor's Ratings Services, a division
                                                        of The McGraw-Hill Companies, Inc.
The Bank of New York (Delaware),                      55 Water Street
   as Delaware Trustee                                New York, New York 10004
502 White Clay Center, Route 273
Newark, Delaware 19711                                Moody's Investors Service, Inc.
                                                      99 Church Street
JPMorgan Chase Bank, N.A.,                            New York, New York 10007
   as Indenture Trustee
4 New York Plaza, 6th Floor                           Fitch, Inc.
New York, New York  10004                             One State Street Plaza
                                                      New York, New York 10004